Exhibit 99.1

WALEK & ASSOCIATES

Moderator: Stephen Bondi

01-09-08/9:00 am CT

Confirmation # 30403686

WALEK & ASSOCIATES

Moderator: Stephen Bondi

January 9, 2008

9:00 am CT

Operator:

Good morning. My name is (Jessica) and I will be your conference operator today. At this time I would like to welcome everyone to the Asset Alliance/Tailwind Financial Investor and Analyst conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you would like to withdraw your question press the pound key. Thank you. Mr. Arnold Mintz you may begin your conference.

Arnold Mintz:

Thank you Operator. Good morning and welcome to the Asset Alliance/Tailwind Financial Investor and Analyst conference call. Before I hand it over to my colleagues I’d like to read a statement relating to forward looking information

You will find this in the front of your slide pack and I encourage each of you to read it carefully. Certain statements made on this conference call regarding the proposed merger between Tailwind Financial and Asset Alliance and any other statement regarding the parties’ future expectations, beliefs, goals or prospects constitute forward looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934.

Any statements that are not statements of a historical fact, statements containing the words believes, plans, anticipates, expects, estimates and similar expressions should also be considered forward looking statements.

A number of important factors could cause actual results or events to differ materially from those indicated by such forward looking statements including the factors set forth in the press release issued yesterday and the slides which will accompany this call.

The inclusion of the financial projections in this presentation should not be regarded as an indication that Asset Alliance’s Board of Directors or any other recipient of the information considered or now considers them to be a reliable prediction of future results.

The financial projections were not prepared with a view toward public disclosure or with a view to complying with the published guidelines of the SEC. The guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or with US generally accepted accounting principles.

Neither Asset Alliance’s independent auditors nor any other independent accountants have complied, examined or performed any procedures with respect to the financial projections nor have they expressed an opinion or any other form of assurance on such information or its reliability.

Asset Alliance is under no obligation and expressly disclaims any intention or obligation to update or revise the financial projections presented whether as a result of new information, future events or otherwise except as required by applicable law.

Although the financial projections were prepared based upon assumptions and estimates that Asset Alliance management believed were reasonable at the time, Asset Alliance provides no assurance that the assumptions made in preparing the financial projections will prove accurate or that actual results will be consistent with these financial projections.

On this conference call this morning we will also discuss non GAAP financial measures as defined by SEC Regulation G, to provide greater transparency regarding Asset Alliance’s operating performance and this proposed transaction.

In particular, we will discuss EBITDA and adjusted EBITDA and any non such GAAP financial measures discussed should not be considered an alternative to measures required by US GAAP and are unlikely to be comparable to non GAAP information provided by other companies.

Any non GAAP measures disclosed are reconciled to the most directly comparably GAAP financial measure in the slides which accompany this conference call and which are available on the Asset Alliance website which as www.assetalliance.com and the Tailwind web site which is www.tailwind.com.

Now today’s speakers from Asset Alliance are Bruce Lipnick, Chairman and Chief Executive Officer; myself, Arnold Mintz, co-founder, President and Chief Operating Officer; Stephen Bondi, Executive Vice President and Chief

Financial Officer; and today’s speaker from Tailwind Financial is Mr. Gordon McMillan, Chairman of the Board.

If you now please turn to slide six in your materials I will hand it over to Bruce Lipnick, Founder, Chairman and Chief Executive Officer of Asset Alliance.

Bruce Lipnick:

Thank you Arnold. Good morning everyone and thank you for joining today’s call. We are extremely excited to announce that Asset Alliance Corporation will become a US public company through a reverse merger with Tailwind Financial, Inc, a blank check development stage company.

Asset Alliance which will survive as the name of the combined company will be traded on the American Stock Exchange. This all equity transaction brings numerous benefits including increased capital to continue building our platform, further economies of scale and increased brand awareness in major markets.

We believe that this transaction will allow us to further expand and diversify our business by capitalizing on potential new manager acquisitions. Before I tell you about Asset Alliance, Tailwind and the opportunities in store, I would like to thank my colleagues at Asset Alliance and our clients for bringing us to where we are today.

You are the reason for our past and future success. Founded in 1996, Asset Alliance is a multifaceted investment management company specializing in alternative investments and offering strategic opportunities for highly skilled hedge fund managers.

We are one of the first companies formed to specialize in acquiring hedge fund managers. Our headquarters are in New York with offices in London and Dubai. Asset Alliance and investment managers in which we have an equity interest have total assets under management of approximately $3.5 billion as of September 30, 2007.

We have equity interests in nine fund managers and have a wholly owned multi manager fund of funds business. Through AIP our majority owned affiliate manager, we offer a public open end mutual fund, sub advised by over 20 managers utilizing alternative investment strategies.

We work closely with our affiliates and provide sales and distribution support to our portfolio companies. Our success is directly related to our experienced management team and employees, the quality of our affiliate managers and a scalable infrastructure.

Subsequent to the merger, the combined company will deploy its cash reserves through funds, potential acquisitions and seed candidates. Asset Alliance will also have the flexibility of issuing public stock to use to acquire managers.

Asset Alliance is a very unique business model that combines (1) a portfolio alternative asset manager that is diversified by strategy product; (2) the attractive value dynamics of the fragmented industry; (3) an established and scalable platform and potential to acquire additional high growth and high margin companies.

Now please turn to slide 8, Investment Highlights. The key factors I want to highlight are that Asset Alliance has an attractive existing business and that we believe market dynamics support our continued growth and acquisition plan going forward.

We expect 2008 to be the growth inflection point for Asset Alliance, driven by the following factors. One, the emerging managers which are in the early part of their growth phases and our managers where Asset Alliance has a large relative equity stake are expected to continue to grow at a rapid pace.

A meaningful number of affiliate managers are expected to realize an increase in their operating margins as they move from break even to higher levels of profitability. As a result, a greater percentage of new revenues will flow to the bottom line and will be passed on through Asset Alliance.

And three, Asset Alliance has the infrastructure in place to accommodate the interest in many more managers without incurring any significant increased costs. Now let me pass the stage to Gordon McMillan, Chairman of Tailwind who will go through a brief summary of the transaction.

Gordon McMillan:

Thanks very much Bruce and let me begin by saying that Tailwind is delighted to be partnering with Asset Alliance in this transaction. Tailwind will issue stock for 100% of the stock of Asset Alliance through a reverse merger.

There will be 10,625,000 Tailwind common shares issued at closing with up to 2-1/2 million additional common shares issuable subject to the achievement of certain performance milestones over the next three years.

There will also be an adjustment at closing either upwards or downwards equal to the net earnings of Asset Alliance between September 30, 2007 and the closing date which will be paid in Tailwind shares priced at $8 a share.

Assuming a Tailwind share price of $8 the purchase price represents a multiple of approximately 8.1 times adjusted trailing 12 months EBITDA and approximately 5.4 times Asset Alliance management EBITDA projections for 2008.

The executive management team of Asset Alliance will run the combined company. Bruce Lipnick will continue as Chairman and CEO, Arnold Mintz will be President and Chief Operating Officer and Stephen Bondi will be Executive Vice President and CFO.

These individuals have agreed to enter into three year employment agreements containing non compete provisions. Asset Alliance’s management and certain existing shareholders and Tailwind management will also be subject to trading lock up periods.

The transaction is subject to customary closing conditions, the approval of a majority of Tailwind’s public shareholders, the approval of Asset Alliance’s shareholders and regulatory approval.

Turning to slide 10 we were drawn to Asset Alliance for a number of reasons. We believe that Asset Alliance has a unique business model and its 11 year track record has illustrated its success in partnering with managers. Management is experienced and the infrastructure is robust and scalable.

The existing business consists primarily of ownership interests in nine affiliate managers which have generated approximately $21.4 million of revenue to Asset Alliance over the trailing 12 months ended September 30, 2007 and a wholly owned fund of funds business that has generated revenue of $7.3 million over the same period.

The timing is attractive for Tailwind as we believe that for reasons outlined by Bruce, 2008 will be the growth inflection point for Asset Alliance. We believe that our valuation of 5.4 times management projected 2008 EBITDA, assuming that the 2008 earnout is earned is an extremely attractive valuation for a scalable high growth business.

The additional appeal of this transaction is the potential to acquire equity interests in managers with attractive performance track records in growth prospects at discounts to market multiples.

These equity interests which Asset Alliance management will seek to acquire at multiples ranging from three to six times EBITDA are anticipated to be accretive to Asset Alliance before any synergies such as marketing fee arrangements and cross promotions.

The chart on the bottom left of slide 10 shows the purchase multiple of Asset Alliance based on projected 2008 EBITDA before deploying the cash from this transaction and compares it to the trading multiples of the universe of both mid to small cap asset managers and alternative asset managers.

As you can see, the purchase multiple of 5.4 times compares very favorably. The table on the bottom right of slide 10 shows the fully diluted share price of Tailwind assuming various EBITDA trading multiples and is based on Asset Alliance management’s forecast for the first 12 months following closing of the transaction.

Turning to slide 11, this slide demonstrates the ownership breakdown of Tailwind post closing on a fully diluted basis. Assuming a full earn out is earned, current Tailwind shareholders will own approximately 60% of the combined entity on a fully diluted basis.

Now I’ll hand it back to Arnold, co-founder, President and Chief Operating Officer of Asset Alliance.

Arnold Mintz:

Okay. Thank you Gordon. Let me take a moment now to tell you a little bit more about Asset Alliance. As mentioned earlier, Asset Alliance is a multifaceted investment management company specializing in alternative investments.

And Asset Alliance and investment managers in which it has an interest have in excess of $ 3.5 billion of assets under management. In addition to our affiliate manager platform, our multi manager fund of funds business complements and provides diversification to Asset Alliance.

This includes multi manager and multi strategy products offered to both institutional and retail investors. These products have historically provided a consistent and stable income stream and have additional capacity for growth and new product development.

Asset Alliance’s infrastructure is comprised of 45 experienced professionals specializing in investment research and analysis, risk management monitoring, operations, accounting, legal and compliance, and marketing and distribution.

Our infrastructure also includes global distribution relationships and proprietary processes and systems for compliance and portfolio monitoring. Our experienced and (deep) management team has developed key industry contacts and relationships and has been instrumental in developing a scalable operational platform highlighted by our historical success in partnering with managers.

Please now turn to slide 14 which is the overview of our business. In this slide it shows Asset Alliance’s different businesses. We have a strategic equity stake in nine affiliates. A wholly owned fund of funds advisory business and a small majority owned third party marketing business.

Of the nine affiliates the emerging managers represent managers that we have acquired more recently and believe have the greatest potential for growth. The managers consist primarily of Asset Alliance’s initial group of managers that have contributed substantial returns to Asset Alliance to date.

We work closely with our affiliates and take an active role in building their businesses. To give you an example of some emerging managers, Alternative Investment Partners, AIP which is 66.7% owned by Asset Alliance is a manager which we acquired in 2002 and we seeded their fund with $10 million and contributed approximately $1.8 million in operational capital.

AIP runs an open ended mutual fund that uses more than 20 sub advisors that employs various hedge fund strategies. The business has grown to approximately $670 million at the end of September ‘07 and ended this year with approximately $760 million in assets under management, having more than doubled on an annualized basis over the past three years.

Spencer was a small manager in which we acquired an interest in 2004 that employs a value and event driven strategy. We helped Spencer initially launch a new offshore version of their fund and they grew their assets under management from approximately $30 million to over $300 million currently.

Both of these managers are relatively young managers with substantial growth potential and should become increasingly meaningful contributors to our business. Please now turn to slide 15. In this slide, it summarizes our multi faceted approach. You can see from our revenue contribution by strategy, our affiliates employ a variety of different strategies.

We expect any new potential acquisitions will contribute to further diversification of our revenue stream. One important feature to note is Asset Alliance’s revenue distribution between management fees and incentive fees.

In the trailing 12 months approximately 41% of Asset Alliance’s share of its affiliates fees before expense sharing was from management fees. In 2008 we project that the contribution for management fees may increase up to 54% driven substantially by growth in Asset Alliance’s unique mutual fund business.

On slide 16 now please, from the assets under management chart on the left hand side you can see that our assets under management have been driven primarily by the emerging managers that Asset Alliance acquired between 2000 and 2004.

Asset Alliance had experienced declines in assets under management from its more established managers which in certain instances have decided to return client assets to allow them to focus on performance. The chart on the right hand side shows equally weighted composite returns of Asset Alliance’s single manager hedge fund affiliates from inception to date.

The composite has outperformed many industry benchmarks both on an absolute and risk adjusted basis since the inception of Asset Alliance. And broadly speaking we believe that the composite illustrates Asset Alliance’s ability to select attractive managers for affiliation.

Now I’d like to turn it back over to Bruce.

Bruce Lipnick:

Thanks Arnold. Please turn to slide 17. Let me now address the benefits of being public and specifically of teaming with Tailwind. I have been in the alternative investments business for over 30 years and have seen the industry grow dramatically over this time period.

While overall industry growth has slowed due to the law of large numbers and competition has been intense, I believe that the current environment is one of the most attractive environments that I’ve ever seen for Asset Alliance’s business.

Asset Alliance is in the business of finding and acquiring hedge fund managers. While the rapid growth of the industry has attracted many new managers into the market, the institutionalization of the market has raised the hurdles and infrastructure required for a manager’s success.

There are many managers that want to enter the market and there are some managers that already have an existing business with a good track record but they need to find a strategic partner to help them grow to the next level.

We believe Asset Alliance’s experience in structuring strategic relationships and its support and distribution platform makes us a perfect partner for these managers. Likewise, establishing strategic relationships with and acquiring managers provides substantial benefits to Asset Alliance.

In addition to diversification and enhanced revenue, we believe there are opportunities to acquire managers at an attractive valuation or to seed new managers. After the closing of the transaction with Tailwind, we believe Asset

Alliance will have the opportunity to create meaningful earnings accretion and grow through such acquisitions.

Please turn to slide 18. Asset Alliance evaluates potential managers for seeding or acquisitions in North America, Europe and Latin America. We identified potential managers from various sources including our deep industry relationships and referrals from warehouses, our affiliates and our fund of funds research team.

Historically, the key criteria that we target for managers are (1) an attractive track record; (2) a substantial capacity for growth and an ability to build the business; (3) reasonable valuations and earnings accretion through Asset Alliance; (4) target paybacks periods to be by or before the fourth year; and (5) expected internal rate of returns to be in excess of 30% and the ability to maintain a long term interest which will continue to generate growing cashflows through Asset Alliance.

We have listed some of the strategies of managers that we generally consider for acquisition. These strategies range from the more traditional long short equities to innovative strategies that target the emerging environmental sector.

These managers range from startups to managers with assets under management in excess of $1 billion. Our target is to deploy at least 70% of the merger transaction proceeds within the first year with the full use of the merger proceeds within 18 months.

We expect to focus initially on acquisitions of established managers that will drive earnings. I will now pass this to Steve Bondi, our CFO.

Stephen Bondi:

Thank you Bruce. We now are on slide 19, financial highlights. Slide 19 shows gross revenue, net income, adjusted EBITDA and assets under management for Asset Alliance for the fiscal year 2004 through 2006 and the trailing 12 month period ending September 30, 2007.

The slide also includes management projections for fiscal years 2008 and 2009 on a stand alone basis and management projections for the combined entity in the first two years after the merger. Adjusted EBITDA is adjusted to exclude certain one time or non cash items and pro forma adjustments to the historical numbers for a new executive compensation arrangement that would exist post closing.

Please refer to the Appendix A for a reconciliation of net income on a GAAP basis to reported EBITDA and adjusted EBITDA. We believe that 2008 will be an inflection point in Asset Alliance’s existing business with continued growth in 2009 and beyond.

Anticipated growth of the emerging managers and the positive impact of scalability of the affiliate managers mentioned by Bruce earlier are key factors that we believe will drive the growth of Asset Alliance’s top and bottom line. I will highlight Alternative Investment Partners as a key contributor to our planned growth as it is an example of an emerging manager that has recently achieved profitability in 2007.

Additionally, assets under management at AIP have more than doubled every year within the last three years on an annualized business and we expect it to continue into 2008 and to a lesser extent in 2009 as AIP enters new distribution channels and benefits from an attractive five year track record which places it as one of the top funds in its category.

Anticipated growth at AIP will also increase Asset Alliance’s top line contribution from management fees to over 50%. We anticipate that the established managers will continue to be meaningful revenue contributors to Asset Alliance but will not grow much year over year.

The lone exception may be Trust Advisors which earns a sub advisory fee on the mutual fund asset advised by AIP. We believe on a stand alone business Asset Alliance will be able to achieve adjusted EBITDA of approximately $16 million and $31 million in 2008 and 2009 respectively.

Pro forma for the merger, access to $100 million in a trust account and a goal of a deployment of 70% of that capital in the first year and the remainder in the second year, we believe that the combined entity will be able to achieve adjusted EBITDA of approximately $29 million and $52 million in the first and second years respectively.

Please note that projections may be back end loaded and each year’s revenue and EBITDA are expected to ramp up over the course of 2008 and 2009 as Asset Alliance increases assets under management by deploying the capital to acquire new managers.

And as Asset Alliance and its affiliates grow their existing products and increase operating margins. Stand alone AUM is expected to exhibit a more consistent ramp up over the course of the projection period and is an important indication of future profitability.

Assets under management pro forma for the merger will be affected by the deployment of capital and the size of the aggregate assets under management acquired which depend on the prices paid for acquisition and our percentage stakes acquired in managers.

I now will pass it back to Bruce for his summary.

Bruce Lipnick:

Thank you Steve. Please turn to slide 20. Going forward we expect strong and continued growth from Asset Alliance’s growing group of managers. We see actionable growth prospects in deploying Tailwind’s capital to acquire potential new managers at very attractive valuations and enhancing their growth by accessing our scalable, operational, marketing and distribution platform.

Asset Alliance has a very experienced management team with deep industry relationships. We employ a rigorous investment process and have established a successful track record in picking managers and building businesses. We look forward to creating value for all our current and future shareholders.

Once again thank you for your interest. We are now available to answer any questions you may have. And let me hand it back to Steve Bondi who will manage our Q&A session.

Stephen Bondi:	Thank you Bruce. Now we will take questions from the audience.

Operator:	At this time I would like to remind everyone, in order to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of (Joseph Berland) with (Kadenburg, Thalman).

(Joseph Berland):	Good morning. I had a question which relates to the press release yesterday and today’s numbers. I think in the press release yesterday you quoted a 7.6 times multiple on trailing 12 months EBITDA. And today you mentioned 8.1. Could you discuss that difference?

Gordon McMillan:

Sure the difference is based on, in the press release the multiple was based on yesterday’s Tailwind closing price. And in today’s presentation and in all of our materials we based the purchase multiple on an $8 Tailwind share price because that’s essentially Tailwind’s cash in trust amount.

(Joseph Berland):	Yes. Okay, thank you.

Operator:	Your next question comes from the line of (Mickey Shlaelen) with (Ladenberg).

(Mickey Shlaelen):

Yes, good morning. I guess my first question is related to the business model. I’d like to understand a little bit better why you chose this model of investing in these affiliates rather than developing your own hedge fund and using your own capital and your own professionals to do that, rather than this more diversified model.

Stephen Bondi:	Bruce Lipnick, our CEO will answer that question.

Bruce Lipnick:

Well first of all most of the people that we have as managers want to have their own shop. They want to be independent entrepreneurs and not have an Asset Alliance fund. So we think this is a very unique model that we have to attract good managers that want to be independent.

The second thing is diversification was very important not to have all our managers under one roof basically. And accessing the public market to acquire established managers we’ll forced to our growth very quickly as opposed to just seeding managers. We intend to seed some managers as well.

(Mickey Shlaelen):	Okay. My next question is related to assets under management. How do you define that? Is this the underlying manager’s you know AUM times your proportion of share of ownership in that manager?

Stephen Bondi:

This is Steve Bondi. Assets under management that we define are total assets under management. Our assets under management in our fund of funds business plus the total value of each of the underlying managers’ assets under management.

(Mickey Shlaelen):	All right. How much dilution do they warrant that you’re assuming represent potential dilution?

Gordon McMillan:	If I can turn you, your attention to slide 11

(Mickey Shlaelen):	Yes?

Gordon McMillan:	...that really outlines the ownership on a predilution and fully diluted basis.

(Mickey Shlaelen):	So this includes the, I didn’t have the opportunity to read it carefully. But the warrants you are assuming that already exist at Asset Alliance?

Gordon McMillan:	That’s correct.

(Mickey Shlaelen):

Okay. I’ll take a look at that. And in terms of reporting down the road given that you don’t control all these entities, it’s safe to assume that you’re going to have an income from affiliates line on your P&L?

Bruce Lipnick:	What we generally do is take the income that we receive from our affiliates and break it down into a management fee line and an incentive fee line as well as any expense contribution.

(Mickey Shlaelen):	Right. So it’ll actually get, it’ll go to the top line then?

Bruce Lipnick:	Yes, it will.

(Mickey Shlaelen):	All right. And can you tell me what the nature is of the $14.7 million adjustment to EBITDA for the trailing 12 months is?

Stephen Bondi:

Again you’ll find that both in the press release in the financial highlights section. But principally those are adjustments to adjust out for certain impairment charges and a carrying value of some established managers and certain other costs that we do not expect to be existent in the public company.

(Mickey Shlaelen):	I was referring specifically to the impairment charge on the table in page 21. Is it then the carrying value that you’re referring to?

Stephen Bondi:	Yes.

(Mickey Shlaelen):	Yes.

Stephen Bondi:

We examine the carrying value of our affiliates on a regular basis and that adjustment specifically is related to our evaluation of the estimated value of those affiliates as of that time. As you know we only can (unintelligible) value of affiliates.

We don’t like, the accounting rules don’t allow us to revalue them and write them up.

(Mickey Shlaelen):	Right. And just a couple more questions. What, can you give us some idea of what costs you’ve included looking forward for Sarbanes-Oxley compliance in your forecast?

Stephen Bondi:

Well in the reconciliation we’ve estimated some additional costs of approximately $600,000 and staffing and audit costs. We’ve effectively built into our projections growth and costs as well. We do expect that cost to be reasonably significant. But you know probably in the range of $500,000 to $750,000 a year.

(Mickey Shlaelen):

Five hundred, okay. And just a couple more quick ones. On slide 14 could, I just want to make sure I understand how you’re defining the net return number, trailing 12 month net return. The footnote seems to imply that this is the return of the largest fund at the affiliate. Is that correct?

Stephen Bondi:	Yes. We typically take for these types of schedules, the flagship fund of that manager, where they’re driving the bulk of their income. And provide that as the investment return.

(Mickey Shlaelen):	All right. And just in terms of taxation are you all, are you taxed as a C corp is that an issue going forward?

Stephen Bondi:	Not an issue. We’ve, we have historically operated as a C corporation and a merger is under the same structure.

(Mickey Shlaelen):	All right. And lastly, the timing of the transaction in (unintelligible) the profit of preliminary proxy?

Gordon McMillan:	Sure. We’re anticipating filing our proxy material by mid February, earlier if possible. And then as you know it’s difficult to predict timing with any certainty after that.

(Mickey Shlaelen):	Okay. Thank you very much for your time...

Gordon McMillan:	Thank you.

(Mickey Shlaelen):	...this morning.

Operator:	Your next question comes from the line of (Barry Goodman) of (Milburn).

(Barry Goodman):

Hi Bruce, hi Steve. A question for you. The last private round that was down at Asset Alliance where does this flush out in terms of the step down in terms of value to the private shareholders if we were to go off at the current price at Tailwind?

Stephen Bondi:	Well that actually is historical information (Barry) related to Asset Alliance, not information that we would generally provide to the public. We’d be happy to speak to you...

Bruce Lipnick:	Offline.

Stephen Bondi:	...definitely on that.

(Barry Goodman):	Oh okay. That’s fine. And your expectation is that this will become tradable somewhere the end of February, beginning of March would you say?

Gordon McMillan:	No. Mid February is as I said when we anticipate filing our proxy material. The proxy approval process with the SEC can certainly take a few months. And so you know our hope would be that we you know that this would be traded some time in Q2 but there are no guarantees.

(Barry Goodman):	And a little bit about, I’m sorry I got to the call a little bit late, a little bit about the existing listing company, is it a shell company with cash or what are the other assets in it?

Gordon McMillan:	Tailwind is a special purpose acquisition company or SPAC listed on the Amex. We completed our public offering in April of last year, raised gross IPO proceeds of $100 million in cash.

(Barry Goodman):	Okay.

Gordon McMillan:	And those are essentially all of the assets at Tailwind.

(Barry Goodman):	Great. And the idea is that the outstanding warrants will be converted and struck at the current offering, at the offering price, is that right?

Bruce Lipnick:	Yes. Yes, it is.

Stephen Bondi:

And just to clarify a prior answer. The, you know any information obviously that we would give you (Barry) would be the same information that we would give to the public shareholders regarding prior investments and the like. So we mainly will be limited to what will be in the proxy statement.

(Barry Goodman):	Right. No, I understand that. Right. Okay thanks very much.

Gordon McMillan:	Thank you.

Operator:	Your next question comes from the line of (Neil Danex) of SBAC Analytics.

(Neil Danex):

Hi, good morning everybody. Can you give a little bit more color on what the impairment charges are and with your forecast for 2008 what you’re assuming for impairment charges for next year or the current year?

Stephen Bondi:

Okay. To answer your second question first we think our affiliates are all fairly valued. We do examine impairment charges as is required on a regular basis. We do not anticipate any impairment charges in 2008 from our affiliates.

With regards to the historical numbers there will be more color provided in the proxy statement related to that.

(Neil Danex):	Okay. So for example 2005/2007 there were large impairment charges so you’ll have details explaining...

Stephen Bondi:	There will be (unintelligible)...

(Neil Danex):	...why they...

Stephen Bondi:

There were separations or adjustments in the value, the impairment value of certain affiliates. Some of which have decided to return assets to focus on performance and not at the size they were previously.

(Neil Danex):

Okay. And to that point about returning assets to maintain or improve performance, do you see that trend being finished or continuing? I would assume established managers are in (unintelligible) managing phase right now.

But do they reach a stage where they get large, too large and want to return capital as well?

Gordon McMillan:	Well I think that would depend on what the conditions of the individual manager. And you know it depends on the cycle that the manager is in.

Stephen Bondi:	And it kind of involves their own business model, whether they have a broad array of supportive portfolio management team underneath then and where they stand, as Bruce mentioned, in terms of growth.

(Neil Danex):

Okay. So given the existing pool of managers you have right now do you think they’re all cleaned up in the asset managing mode right now or have some of them also reaching kind of the mature stage where they might want to return assets?

Bruce Lipnick:

Well the majority of the managers are new and seeded managers and have extensive growth potential over the next several years. We only have one or two managers that there maybe some reduction of assets. We don’t know. It depends on once again the market conditions and the strategy.

Gordon McMillan:	And that maybe elective...

Bruce Lipnick:	Right.

Arnold Mintz:	...based upon as Bruce said, a number of circumstances including liquidity of the market...

Bruce Lipnick:	Right.

Arnold Mintz:	...and their specific strategy.

(Neil Danex):	Okay, so there might be some return of capital in the next year or two.

Bruce Lipnick:	We don’t know. But there also might be performance increasing so that might compensate for that.

(Neil Danex):

Okay. And then just quickly I saw in that line item in the good detailed EBITDA reconciliation a $5.5 million IPO write off expense. Does that suggest that you were considering having an IPO route and then decided to go with the SPAC?

Stephen Bondi:	Yes. We had considered an IPO route on the AIM...

(Bruce Lipnick):	(Unintelligible).

Stephen Bondi:	...earlier last year. And..

(Neil Danex):	Okay.

Stephen Bondi:	...for various reasons decided to abandon that.

(Neil Danex):	Okay. Okay, thank you.

Bruce Lipnick:	Thank you.

Operator:	Your next question comes from the line of (Ermano Antanaro) of (Citgo).

(Ermano Antanaro):	Yes. Good morning everybody. What is the fully diluted number of shares of (unintelligible) Asset Alliance at this point?

Stephen Bondi:

The number of Asset Alliance’s current fully diluted shares is approximately $11.8 million. That doesn’t, well that doesn’t count much dilution related to any existing options or warrants because based on the analysis that we’re looking at and the current price, we consider those out of the money.

(Ermano Antanaro):	Okay. So basically for each Asset Alliance shares the shareholder would get one share of Tailwind.

Bruce Lipnick:	The approximate exchange rate is based on the $85 million purchase price, would be approximately 90%. So it would be a little less than one share.

(Ermano Antanaro):	Yeah. Okay.

Bruce Lipnick:	That could change with earn outs of course.

Operator:	Again in order to ask a question press star then the number 1. Your next question comes from the line of (John Bloomberg) of (Limbic) Growth Fund.

(John Bloomberg):

Good morning. Congratulations Arnold, Bruce, Steve. It sounds like a very exciting new company and we wish you the best of luck. Most of my other questions have already been answered so I won’t waste any of your time. Thank you.

Bruce Lipnick:	Great question. Thank you (John).

Arnold Mintz:	Thanks (John).

Operator:	Your next question comes from the line of (Matthew Waxelbaum) with Legend Merchant Group.

(Matthew Waxelbaum):	Good morning guys. Congratulations.

Bruce Lipnick:	Thank you.

(Matthew Waxelbaum):	My first question is in regard to the amount of cash that’ll be on the balance sheet pro forma.

Bruce Lipnick:

Yes. We expect at closing to have approximately $100 million of cash on the balance sheet, of course depending on the timing of closing and everything else there could be additional amounts from increases in working capital and the like.

(Matthew Waxelbaum):	Okay. And how many acquisitions is that about for you guys or investment to you know the general partnership of funds?

Bruce Lipnick:

It will really vary depending on the specific acquisitions, because depending on seeding, depending on acquisitions of earlier stage or second stage managers. I think the best thing for us to say is what we mentioned before, that we’d like to do four per year and we hope to use 70% of the proceeds in the first year.

(Matthew Waxelbaum):	Okay. Very good. My next question is for the guys over at Tailwind. How much cash is currently in escrow per share?

Gordon McMillan:	Approximately $100 million or $8 a share.

(Matthew Waxelbaum):	Eight dollars a share right now?

Gordon McMillan:	Yes.

(Matthew Waxelbaum):	Okay. I’m getting a different number from your last filing. Is that more accurate or more timely than your last filing?

Gordon McMillan:	I don’t have the exact number currently.

Man:	It’s marginally more than the $100 million due to interest on the working capital account.

(Matthew Waxelbaum):	Okay. Very good. Thank you very much guys.

Bruce Lipnick:	Thanks.

Operator:	There are no further questions at this time. Do you have any closing remarks?

Arnold Mintz:	No. I just want to thank everyone for taking the time to listen to our story. And we appreciate your interest and have a great day.

Operator:	This concludes today’s conference call. You may now disconnect.

END

Additional Information and Where to Find It

In connection with the proposed merger and required stockholder approval, Tailwind will file with the Securities and Exchange Commission a registration statement, which will include a prospectus relating to the Tailwind shares to be issued in connection with the merger and a proxy statement which will be mailed to the stockholders of Tailwind.  Tailwind stockholders and other interested persons are urged to read the proxy statement and other relevant materials when they become available as they will contain important information about Tailwind, Asset Alliance and the merger with Asset Alliance. Such persons can also read Tailwind’s final prospectus dated April 11, 2007, for a description of the security holdings of the

Tailwind officers and directors and their respective interests in the successful consummation of the proposed merger.  The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed merger.  Tailwind stockholders will be able to obtain a free copy of such filings at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of such filings can also be obtained, without charge, by directing a request to Tailwind Financial Inc., BCE Place, 181 Bay Street, Suite 2040, Toronto, Ontario, Canada  M5J 2T3. Such documents are not currently available.

Participants in Solicitation

Tailwind and its directors and executive officers and Asset Alliance and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Tailwind common stock in respect of the proposed merger. Information about the directors and executive officers of Tailwind is set forth in the Annual Report on Form 10-K for Tailwind’s most recent fiscal year ended June 30, 2007, which was filed with the Securities and Exchange Commission on September 25, 2007.  Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed merger when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed Merger between Tailwind and Asset Alliance and any other statements regarding Tailwind’s future expectations, beliefs, goals or prospects constitute forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934 (“forward-looking statements).  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements.  A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the Merger; the conditions to the completion of the Merger, including the receipt of stockholder approvals; the regulatory approvals and effectiveness of the registration statement required for the completion of the Merger may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the Merger; completion of the Merger may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in  maintaining relationships with employees, customers or clients) may be greater than expected following announcement of the Merger; the retention of certain key employees of Asset Alliance may be difficult; Asset Alliance is subject to intense competition and increased competition is expected in the future; fluctuations in foreign currencies could result in transaction losses and increased expenses; the volatility of the international marketplace; and the other factors described in Tailwind’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and in its most recent quarterly report filed with the SEC.  Tailwind assumes no obligation to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.